Item 30. Exhibit (k)

[MassMutual letterhead appears here.]

December 15, 2015

Massachusetts Mutual Life Insurance Company 1295 State Street

Springfield, MA 01111-0001

RE:	Massachusetts Mutual Life Insurance Company (“MassMutual”) and its Massachusetts Mutual Variable Life Separate Account I (the "Separate Account")
Registration Statement filed on Form N-6 File Nos. 333-206438 and 811-08075 (the “Registration Statement”) Prospectus Title: Strategic Group Variable Universal Life® II

Ladies and Gentlemen:

This opinion is furnished in connection with the above-referenced Registration Statement for the group flexible premium variable adjustable life insurance certificates (the “Certificates”) issued to individuals under a group life insurance policy. The Separate Account issues the Certificates.

As Senior Vice President and Deputy General Counsel for MassMutual, I provide legal advice to MassMutual in connection with the operation of its variable products. In such role, I am familiar with the filing for the Certificates. In so acting, I have made such examination of the law and examined or supervised the examination of such records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. For purposes of such examinations, I have assumed the genuineness of all signatures on original documents and the conformity to the original of all copies. On the basis of this examination, I am of the following opinion:

1.	MassMutual is a valid and subsisting corporation, organized and operated under the laws of the Commonwealth of Massachusetts and is subject to regulation by the Massachusetts Commissioner of Insurance.

2.	Massachusetts Mutual Variable Life Separate Account I is a separate account validly established and maintained by MassMutual in accordance with Massachusetts law.

3.	The Certificates, when properly issued, are a legal and binding obligation of MassMutual, enforceable in accordance with their terms and applicable state and federal law.

I hereby consent to the use of this opinion as an exhibit to Pre-Effective Amendment No. 2 and to any pre-effective or post-effective amendments to this Registration Statement.

Very truly yours,

/s/ John E. Deitelbaum
John E. Deitelbaum Senior Vice President and Deputy General Counsel Massachusetts Mutual Life Insurance Company

MassMutual Financial Group is a marketing name for Massachusetts Mutual Life Insurance Company (MassMutual)
and its affiliated companies and sales representatives.

Springfield, MA 01111-0001 • (413) 788-8411